Exhibit 2.1

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         This Agreement and Plan of Merger and Reorganization (this "Agreement") is entered into as of April 5, 2004, by and among ProUroCare Inc., a Minnesota corporation having a place of business located at One Carlson Parkway, Suite 124, Plymouth, Minnesota 55447 (the "Company"), Global Internet Communications, Inc., a Nevada corporation having a place of business located at 2035-1050 Burrard Street, Vancouver, British Columbia ("GICI"), and GIC Acquisition Corp., a Minnesota corporation that is wholly owned by GICI and has a place of business located at 2035-1050 Burrard Street, Vancouver, British Columbia (hereinafter referred to "Merger Sub").

                                   WITNESSETH

         WHEREAS, the Boards of Directors of the Company, GICI and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders to consummate a merger (the "Merger") of Merger Sub with and into the Company with the Company remaining as the surviving corporation (such surviving corporation is referred to herein as the "Surviving Company");

         WHEREAS, GICI, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Minnesota Business Corporation Act (the "MBCA") and the certificate of incorporation and the bylaws of Merger Sub;

         WHEREAS, pursuant to the Merger, among other things, the outstanding shares of common stock of the Company shall be converted into the right to receive upon Closing (as hereinafter defined) and thereafter, the Merger Consideration (as hereinafter defined);

         WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan; and

         WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization," within the meaning of Section 368(a) of the Code, and that GICI, Merger Sub and the Company will each be a "party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger.

         WHEREAS, simultaneously herewith, GICI (as it will exist as of the closing of the Merger) is selling shares of common stock, $.00001 par value per share (the "GICI Common Stock"), in a private placement of such securities to accredited investors for the purposes of expanding the business of the Surviving Company following the Merger.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

         "Articles of Merger" shall mean the articles of merger in substantially the form attached hereto as Exhibit A.

         "Code" has the meaning ascribed thereto in the preambles to this Agreement.

         "Copyrights" has the meaning ascribed thereto in Section 3.20(a).

         "Effective Date" shall have the meaning as set forth in Section 2.1(d) hereof.

         "Effective Time" shall have the meaning ascribed thereto in Section 2.1(d) hereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law and the regulations thereunder.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Ratio" means three (3).

         "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

         "Indemnified Parties" has the meaning ascribed thereto in Section
6.4(d).

         "Intellectual Property" has the meaning ascribed thereto in Section 3.20(a).

         "Know-How" has the meaning ascribed thereto in Section 3.20(a).

         "Knowledge" means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such person had Knowledge of such fact or other matter.

         "Minnesota Business Corporations Act" or "MBCA" shall mean Chapter 302A of the Minnesota Statutes, as amended.

         "Material Adverse Effect" shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

         "Merger" shall have the meaning ascribed thereto in the preambles of this Agreement.

         "Merger Consideration" means the shares of GICI Common Stock issuable in connection with the Merger to the holders of Company Common Stock, as set forth in Section 2.2(a).

         "General Corporation Law of Nevada" or "NGCL" shall mean the provisions set forth in Chapters 78 and 92A of the Nevada Revised Statutes, as amended.

         "Offering Memorandum" has the meaning ascribed thereto in Section
6.4(a).


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

         "Patents" has the meaning ascribed thereto in Section 3.20(a).

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

         "Private Placement" shall have the meaning ascribed thereto in Section 6.4(a).

         "Proxy Statement" shall have the meaning ascribed thereto in Section
6.5.

         "GICI Common Stock" shall mean the common stock, par value $0.0001 per share, of GICI.

         "GICI Convertible Securities" shall have the meaning ascribed thereto in Section 2.2(c).

         "GICI 10-K Reports" shall have the meaning ascribed thereto in Section 4.4.

         "GICI 10-Q Reports" shall have the meaning ascribed thereto in Section 4.4.

         "GICI Insider" shall have the meaning ascribed thereto in Section 4.11.

         "Requisite Company Shareholder Vote" shall have the meaning ascribed thereto in Section 3.2.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Subsidiary" shall, with respect to any entity, mean each corporation in which such entity owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and shall, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such entity.

         "Surviving Company" shall have the meaning ascribed thereto in Article II.

          "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

         "Trademarks" has the meaning ascribed thereto in Section 3.20(a).

         "Units" has the meaning ascribed thereto in Section 6.4(a).

         "Company Common Stock" means the common stock, par value $.01 per share, of the Company.

         "Company Convertible Securities" shall have the meaning ascribed thereto in Section 2.2(c).

         "Warrants" has the meaning ascribed thereto in Section 6.4(a).



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

                                   ARTICLE II
                                     MERGER

         Subject to the satisfaction or waiver of the conditions set forth in
Article VII, at the Effective Time, (i) Merger Sub will merge with and into the Company, and (ii) the Company will be the surviving corporation to the Merger and will become a wholly owned subsidiary of GICI. The term "Surviving Company" as used herein shall mean the Company, as a wholly owned subsidiary of GICI after giving effect to the Merger. The Merger will be effected pursuant to the Articles of Merger in accordance with the provisions of, and with the effect provided in, the MBCA.

         2.1      Effects of Merger.

         (a) Articles of Incorporation; Bylaws. From and after the Effective Time and until further altered, amended or repealed in accordance with law, (i) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Company, and (ii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company.

         (b) From and after the Effective Time and until further altered or amended in accordance with law, (i) all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of the Company and Merger Sub shall vest in the Surviving Company; (ii) all of the assets and property of the Company and Merger Sub of every kind, nature and description (real, personal and mixed and both tangible and intangible) and every interest therein, wheresoever located, including, without limitation, all debts or other obligations belonging or due to the Company or Merger Sub, all claims and all causes of action, shall be, and be deemed to be, vested, absolutely and unconditionally, in the Surviving Company; and (iii) all debts and obligations of the Company and Merger Sub, all rights of creditors of the Company or Merger Sub and all liens or security interests encumbering any of the property of the Company or Merger Sub shall be vested in the Surviving Company and shall remain in full force and effect without modification or impairment and shall be, and be deemed to be, enforceable against the Surviving Company and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by the Surviving Company in its own name and for its own behalf. Without limiting the generality of the foregoing, Surviving Company specifically assumes all continuing obligations which the Company or Merger Sub would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in the Surviving Company's Articles of Incorporation, By-Laws and pursuant to the MBCA, with respect to any and all claims arising out of actions taken or omitted by such officers and directors prior to the Effective Date.

         (c) Best Efforts; Further Assurances. GICI, the Company and Merger Sub, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the MBCA at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or Merger Sub, the officers of GICI, and the officers of Surviving Company on behalf of the Company and Merger Sub, shall take all such lawful and necessary action.

         (d) Closing; Closing Date. Subject to the provisions of Article VII and
Article VIII hereof, the closing (the "Closing") of the transactions contemplated hereby shall take place at such location, on such date (the "Closing Date") and at such time as the Company and GICI mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in
Article VII, but in no event later than five (5) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. On the Closing Date, to effect the Merger, the parties hereto will cause the Articles of Merger to be filed with the Minnesota Secretary of State in accordance with the MBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Minnesota Secretary of State, or at such later date or time as is specified in the Articles of Merger (the "Effective Time"). As used herein, the term "Effective Date" shall mean the date on which Merger shall become effective pursuant to this Section 2.1(d).

         2.2 Effect on the Company's Capital Stock and Merger Sub Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

         (a) Outstanding Shares of Company Common Stock. Each issued and outstanding share of Company Common Stock immediately prior to the Effective Time (other than shares to be extinguished pursuant to Section 2.2(c) and Dissenting Shares (as defined in Section 2.5 below) shall be converted into and exchangeable for such number of fully paid and non-assessable shares of GICI Common Stock equal to one multiplied by the Exchange Ratio; and GICI shall issue to each holder of Company Common Stock (other than holders of shares extinguished pursuant to Section 2.2(c) and Dissenting Shares) the number of shares of GICI Common Stock equal to the number of shares of Company Common Stock held by such shareholder multiplied by the Exchange Ratio, rounded to the nearest whole share (the "Merger Consideration").

         (b) Company Convertible Securities. All outstanding securities convertible into or exchangeable for shares of Company Common Stock (including without limitation options and warrants to purchase shares of Company Common Stock) that are outstanding immediately prior to the Effective Time (the "Company Convertible Securities") shall convert automatically into securities convertible into or exchangeable for that number of shares of GICI Common Stock (the "GICI Convertible Securities") as the holders thereof would have been entitled to receive if such Company Convertible Securities had been converted into or exercised for shares of Company Common Stock immediately prior to the Effective Time, based on the Exchange Ratio; provided, however, that the exercise price per share of GICI Common Stock under each such GICI Convertible Security will be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock under each outstanding Company Convertible Security by the Exchange Ratio; provided further, that any fractional shares of GICI Common Stock otherwise issuable upon conversion or exercise of any such GICI Convertible Security must be rounded to the nearest share.

         (c) Company Common Stock Held by Merger Sub. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Merger Sub or GICI, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

         (d) Merger Sub Common Stock. All issued and outstanding shares of common stock, $0.01 par value per share, of Merger Sub held by GICI immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Company.

         2.3      Rights of Holders of Company Capital Stock.

         (a) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of Company Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2(c)) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of GICI Common Stock into which such shares of Company Common Stock shall have been converted pursuant to Section 2.2(a) above. The record holder of each such outstanding certificate representing shares of Company Common Stock, shall, after the Effective Date, be entitled to vote the shares of GICI Common Stock into which such shares of Company Common Stock shall have been converted on any matters on which the holders of record of GICI Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of Company Common Stock, GICI may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of Company Common Stock on the Effective Date.

         (b) On and after the Effective Date, GICI shall reserve a sufficient number of authorized but unissued shares of GICI Common Stock for issuance in connection with (i) the conversion of Company Common Stock into GICI Common Stock and (ii) the conversion or exercise of all GICI Convertible Securities into which Company Convertible Securities are converted pursuant to Section 2.2(b).

         2.4      Procedure for Exchange of Company Common Stock.

         (a) GICI shall act as exchange agent in the Merger (the "Exchange Agent"). As soon as practicable following the Effective Time, the Exchange Agent will mail to each former holder of Company Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2(c)), as recorded on the books and records of the Company immediately prior to the Merger, (i) a letter of transmittal in customary form and containing such provisions to effect transfer of title to the Company Common Stock as GICI may reasonably specify, and (ii) instructions for use in effecting the surrender of certificates representing Company Common Stock in exchange for the Merger Consideration described in Section 2.2(a).

         (b) Upon surrender of a certificate representing Company Common Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent to effect transfer of title to the Company Common Stock, each such former holder of Company Common Stock shall be entitled to receive certificates representing the number of whole shares of GICI Common Stock into which shares of Company Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 2.2(a) hereof. GICI shall not be obligated to deliver the Merger Consideration to which any former holder of shares of Company Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Company Common Stock shall be canceled.

         (c) If there is a transfer of Company Common Stock ownership which is not registered in the transfer records of Company, a certificate representing the proper number of shares of GICI Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if:
(x) upon presentation to the Secretary of GICI, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of GICI Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of GICI that such tax has been paid or is not applicable, and (z) the issuance of such GICI Common Stock shall not, in the sole discretion of GICI, violate the requirements of applicable securities laws and regulations with respect to the private placement of GICI Common Stock that will result from the Merger.

         (d) All shares of GICI Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

         (e) No holder surrendering a certificate representing shares of Company Common Stock will be issued in exchange a certificate representing other than a whole number of shares of GICI Common Stock.

         (f) Any shares of GICI Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by GICI of a written opinion of counsel reasonably satisfactory to GICI to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends shall be placed on all certificates representing shares of GICI Common Stock issued in the Merger, substantially as follows:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER CONDITIONS.

         NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS (SUCH FEDERAL AND STATE LAWS, THE "SECURITIES LAWS") OR (B) THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS."

         The failure, however, of such certificates to contain such a legend shall not affect the enforceability of restrictions set forth in this Section 2.4.

         (g) In the event any certificate for Company Common Stock shall have been lost, stolen or destroyed, GICI shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of the GICI Common Stock and cash for fractional shares, if any, as may be required pursuant to this Agreement.

         2.5 Dissenting Shares. Shares of capital stock of the Company held by shareholders of the Company who are entitled to exercise dissenters' rights under Section 302A.471 of the MBCA and have properly demand for the fair value of their shares of Company Common Stock in accordance with Section 302A.473 of the MBCA ("Dissenting Shares") shall not be converted into or represent a right to receive shares of GICI Common Stock pursuant to Section 2.2(a) above, but the holders thereof shall be entitled only to such rights as are granted by Sections 302A.471 and 302A.473 of the MBCA. Each holder of Dissenting Shares who becomes entitled to fair payment for such shares pursuant to Sections 302A.471 and 302A.473 of the MBCA shall receive such payment from the Surviving Company in accordance with the MBCA; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn or failed to preserve such holder's dissenters' rights, such holder shall forfeit the right to receive fair value for such Dissenting Shares and each such Dissenting Share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from GICI of shares of GICI Common Stock as provided in Section 2.2(a) above.

         2.6 Directors and Officers of the Surviving Company. From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors of the Company immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time. Such directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Company and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Company, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Company.

         2.7 Directors and Officers of GICI. Immediately after the Effective Time, the board of directors of GICI will consist of the following persons:
Maurice Taylor II, David Koenig, Michael P. Grossman and Alex Nazarenko, who shall serve for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of GICI and applicable law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants as follows:

         3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite corporate power to carry on its business as now conducted. The Company is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or the Surviving Company given the Company's current business operations.

         3.2 Authority Relative to this Agreement; Non-Contravention. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and, except for approval of this Agreement and the Merger by the requisite vote of the Company's shareholders (the "Requisite Company Shareholder Vote"), no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Schedule 3.2, the Company is not subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Company. Except for (a) approvals under applicable Blue Sky laws, (b) the filing of the Articles of Merger with the Secretary of State of Minnesota, and (c) such filings, authorizations or approvals as may be set forth in
Schedule 3.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.



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

         3.3      Capitalization.

         (a) The authorized, issued and outstanding shares of capital stock of the Company as of the date hereof are correctly set forth on Schedule 3.3(a). The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, and to the Company's Knowledge, are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described on Schedule 3.3(a), the Company has no other equity securities or securities containing any equity features (including Company Convertible Securities) authorized, issued or outstanding. Except as set forth in Schedule 3.3(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. Except as set forth on Schedule 3.3(a), there are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

         (b) The Company does not own, and is not party to any contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity. To the Company's Knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of the Company.

         3.4 Litigation. Except as set forth on Schedule 3.4, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         3.5 No Brokers or Finders. Except as disclosed on Schedule 3.5, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of the Company.

         3.6      Tax Matters.

         (a) (i) Except for the 2002 Minnesota Tax Return which will show no tax due, the Company has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents ("Company Returns"), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Company Returns are complete and accurate in all material respects; (iii) the Company has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) the Company has established on the Company Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable; (v) the Company has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

         (b) There are no liens for Taxes upon any assets of the Company, except liens for Taxes not yet due.

         (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full or is not being contested in good faith. Except as disclosed in Schedule 3.6, no waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 3.6, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Company Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Company Returns. The Company does not expect the assessment of any additional Taxes of the Company for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company which would exceed the estimated reserves established on its books and records.

         (d) The Company is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes. The Company has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any person.

         (e) Except as set forth on Schedule 3.6, the Company has not requested any extension of time within which to file any Company Return, which return has not since been filed.

         3.7      Contracts and Commitments.

         (a) Schedule 3.7 hereto lists all material agreements, whether oral or written, to which the Company is a party, which are currently in effect, and which relate to the operation of the Company's business.

         (b) The Company has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 3.7 hereto and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; the Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and the Company has no Knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

         3.8 Affiliate Transactions. Except as set forth in Schedule 3.8 hereto, and other than pursuant to this Agreement, no officer, director or employee of the Company, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by any of such persons) (collectively "Company Insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). Except as set forth on Schedule 3.8, the Company is not indebted to any Company Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Company Insider is indebted to the Company (except for cash advances for ordinary business expenses). None of the Company Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 3.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

         3.9      Compliance with Laws; Permits.

         (a) Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company, the Company and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, and no claims have been filed against the Company, and the Company has not received any notice, alleging a violation of any such laws, regulations or other requirements. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to GICI after it acquires the Company's properties, assets and business.

         (b) The Company has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties (collectively, the "Company Permits"). A true, correct and complete list of all the Company Permits is set forth in Schedule 3.9 hereto. The Company has conducted its business in compliance with all material terms and conditions of the Company Permits, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.

         3.10 Financial Statements. GICI acknowledges receipt of the unaudited balance sheets of the Company as of December 31, 2002 and December 31, 2003, along with the related unaudited statements of income, changes in stockholders' equity, and cash flows of the Company for the periods then ended (the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP consistently applied with past practice (except that the unaudited financial statements may not contain all notes and may not contain prior period comparative data) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders' equity, and cash flows of the Company as of the date of and for the period referred to in the Company Financial Statements.

         3.11 Books and Records. The books of account, minute books, stock record books, and other records of the Company, have been made available to GICI, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company. At the Closing, all of the Company's records will be in the possession of the Company.

         3.12 Real Property. The Company does not own any real property.
Schedule 3.12 contains an accurate list of all leaseholds and other interests of the Company in any real property. The Company has good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in the Company's business.

         3.13 Insurance. The insurance policies owned and maintained by the Company that are material to the Company are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that the Company is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and the Company has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

         3.14 No Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of the Company at December 31, 2003 (the "Company Latest Balance Sheet"), the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except (i) liabilities which have arisen after the date of the Company Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) as otherwise set forth in Schedule 3.14.

         3.15 Environmental Matters. None of the operations of the Company involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

         3.16 Absence of Certain Developments. Except as set forth in Schedule
3.16 or as disclosed in the Company Financial Statements or as otherwise contemplated by this Agreement, since the Company Latest Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and there has not occurred (i) any event having a Material Adverse Effect on the Company or the Surviving Company, (ii) any event that would reasonably be expected to prevent or materially delay the performance of the Company's obligations pursuant to this Agreement, (iii) any material change by the Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of the Company, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of the Company, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Company, (vii) any amendment to the Articles of Incorporation or Bylaws of the Company, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by the Company, (x) purchase, sale, assignment or transfer of any material assets by the Company, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, of the Company, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Company, or (z) cancellation, compromise, release or waiver by the Company of any rights of material value or any material debts or claims, (ix) any incurrence by the Company of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Company is a party or by which it is bound, (xiii) entry by the Company into any loan or other transaction with any officers, directors or employees of the Company, (xiv) any charitable or other capital contribution by the Company or pledge therefore,
(xv) entry by the Company into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (i) through (xv).

         3.17     Employee Benefit Plans.

         (a) Schedule 3.17(a) lists all material (i) "employee benefit plans," within the meaning of Section 3(3) of ERISA, of the Company, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of the Company, in the case of a plan described in
(i) or (ii) above, that is currently maintained by the Company or with respect to which the Company has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the "Company Plans"). The Company has heretofore been delivered to GICI true and complete copies of the Company Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.\

         (b) No Company Plan is (1) a "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a "multiple employer plan" within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

         (c) Except as set forth in Schedule 3.17(c), there is no proceeding pending or, to the Company's Knowledge, threatened against the assets of any Company Plan or, with respect to any Company Plan, against the Company other than proceedings that would not reasonably be expected to result in a material liability, and to the Company's Knowledge there is no proceeding pending or threatened in writing against any fiduciary of any Company Plan other than proceedings that would not reasonably be expected to result in a material liability.

         (d) Each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

         (e) Each of the Company Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

         (f) Except as set forth in Schedule 3.17(f), no director, officer, or employee of the Company will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Company Plan solely as a result of consummation of the transactions contemplated by this Agreement.

         3.18 Tax-Free Reorganization. Neither the Company nor, to the Company's Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

         3.19 Full Disclosure. The representations and warranties of the Company contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which the Company has Knowledge that has not been disclosed to GICI pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or materially adversely affect the ability of the Company to consummate in a timely manner the transactions contemplated hereby.

         3.20     Intellectual Property.

         (a) Except as set forth in Schedule 3.20(a), the Company owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the "Company Intellectual Property"):

         (i) patents (including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing) (collectively, "Patents");

         (ii) registered and unregistered copyrights and copyright applications (collectively, "Copyrights");

         (iii) registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, "Trademarks");

         (iv) trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable) (collectively, "Know-How");

         (v) software (together with Patents, Copyrights, Trademarks, and Know-How, as the "Intellectual Property").

         (b) Set forth on Schedule 3.20(b) is a complete and accurate list of all Patents, Trademarks, registered or material Copyrights and software owned or licensed by the Company. Schedule 3.20(b) sets forth a complete and accurate list of all Persons from which or to which the Company licenses any material Intellectual Property.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF GICI AND MERGER SUB

         GICI and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

         4.1 Organization and Qualification. GICI and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of the States of Nevada and Minnesota, respectively; and each has the requisite corporate power to carry on their respective businesses as now conducted. Each of the GICI Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The copies of the Certificate of Incorporation and Bylaws of GICI and Merger Sub which have been made available to the Company on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. Each of GICI and the GICI Subsidiaries is licensed or qualified to do business in every jurisdiction which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on GICI or any GICI Subsidiary.

         4.2 Authority Relative to this Agreement; Non-Contravention. Each of GICI and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by GICI and Merger Sub, and the consummation by GICI and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of GICI and Merger Sub. Except for approval of the Merger by GICI (as the sole shareholder of Merger Sub) in accordance with the laws of the State of Minnesota and the articles of incorporation and bylaws of Merger Sub, no other corporate proceedings on the part of GICI or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by GICI. This Agreement has been duly executed and delivered by GICI and Merger Sub and constitutes a valid and binding obligation of GICI and Merger Sub enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in
Schedule 4.2, neither GICI nor any of the GICI Subsidiaries is subject to, nor obligated under, any provision of (a) its articles or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on GICI or any GICI Subsidiaries. Except for (a) approvals under applicable Blue Sky laws, (b) the filing of the Articles of Merger with the Minnesota Secretary of State, and (c) such filings, authorizations or approvals as may be set forth in Schedule 4.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of GICI or any GICI Subsidiary for the consummation by GICI or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on GICI or Merger Sub.

         4.3      Capitalization.

         (a) The authorized, issued and outstanding shares of capital stock of GICI as of the date hereof are correctly set forth on Schedule 4.3(a). The issued and outstanding shares of capital stock of GICI are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Other than as described on Schedule 4.3(a), GICI has no other equity securities or securities containing any equity features (including GICI Convertible Securities) authorized, issued or outstanding. Except as set forth in Schedule 4.3(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by GICI and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from GICI any shares of capital stock or other securities of GICI of any kind. Except as set forth on Schedule 4.3(a), there are no agreements or other obligations (contingent or otherwise) which may require GICI to repurchase or otherwise acquire any shares of its capital stock.

         (b) To GICI's Knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of GICI.

         (c) The authorized capital of Merger Sub consists of 1,000,000 shares of common stock, par value $0.01 per share, one (1) share of which are issued and outstanding. As of the date hereof All such issued and outstanding shares of Merger Sub common stock are held of record by GICI. The issued and outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Merger Sub to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock

         4.4 Exchange Act Reports. Prior to the date of this Agreement, GICI has delivered or made available to the Company complete and accurate copies of (a) GICI's Annual Reports on Form 10-KSB (as amended) for the years ended December 31, 2001 and 2002 (the "GICI 10-K Reports") as filed with the SEC, (b) all GICI proxy statements and annual reports to stockholders used in connection with meetings of GICI stockholders held since GICI's incorporation, other than the Proxy Statement (the "GICI Proxy Statements"); (c) GICI's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2001, March 31, 2002, June 30, 2002, and March 31, 2003, respectively (the "GICI 10-Q Reports"), as filed with the SEC; and (d) all current reports on Form 8-K filed with the SEC after December 31, 2001 (the "GICI 8-K Reports," and together with the GICI 10-K Reports, GICI Proxy Statements and GICI 10-Q Reports, the "GICI SEC Filings"). As of their respective dates, or as subsequently amended prior to the date hereof, each of the GICI SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. Except as set forth on Schedule 4.4, since January 1, 2002, GICI has filed in a timely manner all reports that it was required to file with the SEC pursuant to Section 13(a), 14(a), 14(c) and 15(d) of the Exchange Act. The financial statements (including footnotes thereto) included in or incorporated by reference into the GICI 10-K Reports and the GICI 10-Q Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of GICI as of the dates thereof and results of operations for the periods referred to therein.

         4.5 Subsidiaries. Schedule 4.5 correctly sets forth the name and jurisdiction of incorporation of each subsidiary of GICI (each a "GICI Subsidiary" and collectively, the "GICI Subsidiaries"). Except as disclosed on
Schedule 4.5, all of the issued and outstanding shares of capital stock of each GICI Subsidiary are owned directly by GICI free and clear of any option, lien, pledge, security interest, encumbrance or charge of any kind. All of the outstanding shares of capital stock of each GICI Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 4.5, GICI does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

         4.6 Litigation. Except as set forth in Schedule 4.6, as of the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of GICI, threatened against GICI, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         4.7 No Brokers or Finders. Except as disclosed on Schedule 4.7, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of GICI.

         4.8      Intentionally Omitted.

         4.9      Tax Matters.

         (a) (i) GICI and each GICI Subsidiary has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents ("GICI Returns"), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such GICI Returns are complete and accurate in all material respects; (iii) GICI and each GICI Subsidiary has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) GICI has established on the GICI Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable;
(v) GICI and each GICI Subsidiary has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

         (b) There are no liens for Taxes upon any assets of GICI or any GICI Subsidiary, except liens for Taxes not yet due.

         (c) No deficiency for any Taxes has been proposed, asserted or assessed against GICI or any GICI Subsidiary that has not been resolved and paid in full or is not being contested in good faith. Except as disclosed in Schedule 4.9, no waiver, extension or comparable consent given by GICI or any GICI Subsidiary regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 4.9, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or GICI Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to GICI or any GICI Subsidiary by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of GICI, is any such Tax audit or other proceeding threatened with regard to any Taxes or GICI Returns. GICI does not expect the assessment of any additional Taxes of GICI or any GICI Subsidiary for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of GICI or any GICI Subsidiary which would exceed the estimated reserves established on its books and records.

         (d) Except as set forth on Schedule 4.9, neither GICI nor any GICI Subsidiary has requested any extension of time within which to file any GICI Return, which return has not since been filed.

         4.10     Contracts and Commitments.

         (a) Schedule 4.10 hereto lists all material agreements, whether oral or written, to which GICI or any GICI Subsidiary is a party, which are currently in effect, and which relate to the operation of GICI's business or where applicable, the business of any GICI Subsidiary.

         (b) GICI and each Merger Subsidiary has performed all obligations required to be performed by them in connection with the contracts or commitments required to be disclosed in Schedule 4.10 hereto and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; GICI and each GICI Subsidiary, where applicable, have no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and GICI has no Knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

         4.11 Affiliate Transactions. Except as set forth in Schedule 4.11 hereto, and other than pursuant to this Agreement, no officer, director or employee of GICI, any GICI Subsidiary or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "GICI Insiders"), has any agreement with GICI (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of GICI (other than ownership of capital stock of GICI). GICI is not indebted to any GICI Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no GICI Insider is indebted to GICI) except for cash advances for ordinary business expenses). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of GICI or in any person, firm or entity from whom or to whom GICI leases any property, or in any other person, firm or entity with whom GICI transacts business of any nature. For purposes of this
Section 4.11, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

         4.12     Compliance with Laws; Permits.

         (a) Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on GICI, GICI, each GICI Subsidiary and their respective officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, and no claims have been filed against GICI, and GICI has not received any notice, alleging a violation of any such laws, regulations or other requirements. GICI is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Company after it acquires GICI's properties, assets and business.

         (b) Each of GICI and the GICI Subsidiaries has, in full force and effect, all licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to permit it to conduct its business and own and operate its properties (collectively, the "GICI Permits"). A complete list of all the Permits is set forth in Schedule 4.12 hereto. Each of GICI and the GICI Subsidiaries has conducted its business in compliance with terms and conditions of the GICI Permits.

         4.13 Financial Statements. The Company reviewed the audited financial statements of GICI for the years ended December 31, 2001 and 2002 and the unaudited balance sheet statements as of June 30, 2003, along with the related unaudited statements of income, changes in stockholders' equity, and cash flows of GICI for the periods then ended (the "GICI Financial Statements"). The GICI Financial Statements have been prepared in accordance with GAAP consistently applied with past practice (except that the unaudited financial statements may not contain all notes and may not contain prior period comparative data) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders' equity, and cash flows of GICI as of the date of and for the period referred to in the GICI Financial Statements.

         4.14 Books and Records. The books of account, minute books, stock record books, and other records of GICI, all of which have been delivered to the Company, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GICI. At the Closing, all of GICI's records will be in the possession of GICI.

         4.15 Real Property. Neither GICI nor any GICI Subsidiary owns any real property. Schedule 4.15 contains an accurate list of all leaseholds and other interests of GICI any each GICI Subsidiary in any real property. GICI and such GICI Subsidiaries have good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in GICI's business.

         4.16 Insurance. The insurance policies owned and maintained by GICI that are material to GICI are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that GICI is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and GICI has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

         4.17 Absence of Undisclosed Liabilities. Except as reflected in the unaudited consolidated balance sheet of GICI at June 30, 2003 included in GICI's Quarterly Report on Form 10-QSB for such period (the "GICI Latest Balance Sheet"), GICI has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except (i) liabilities which have arisen after the date of the GICI Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) as otherwise set forth in Schedule 4.17 attached hereto.

         4.18 Environmental Matters. None of the operations of GICI or any GICI Subsidiary involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

         4.19 Absence of Certain Developments. Except as set forth in Schedule
4.19 or as disclosed in the GICI SEC Filings or as otherwise contemplated by this Agreement, since GICI's Latest Balance Sheet, GICI and each GICI Subsidiary have conducted their business only in the ordinary course consistent with past practice and there has not occurred (i) any event having a Material Adverse Effect on GICI or any GICI Subsidiary, (ii) any event that would reasonably be expected to prevent or materially delay the performance of GICI's obligations pursuant to this Agreement, (iii) any material change by GICI or any GICI Subsidiary in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of GICI or any GICI Subsidiary or any redemption, purchase or other acquisition of any of GICI's or any of GICI Subsidiary's securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of GICI or any GICI Subsidiary, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of GICI or any GICI subsidiary, (vi) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by GICI or any GICI Subsidiary, (vii) any amendment to the Certificate of Incorporation or Bylaws of GICI or any GICI Subsidiary, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by GICI or any GICI Subsidiary, (x) purchase, sale, assignment or transfer of any material assets by GICI or any GICI Subsidiary, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of GICI or any GICI Subsidiary, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on GICI, or (z) cancellation, compromise, release or waiver by GICI or any GICI Subsidiary of any rights of material value or any material debts or claims, (ix) any incurrence by GICI or any GICI Subsidiary of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of GICI, (xi) entry by GICI or any GICI Subsidiary into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which GICI or any GICI Subsidiary is a party or by which any of them is bound, (xiii) entry by GICI or any GICI Subsidiary into any loan or other transaction with any officers, directors or employees of GICI or any GICI Subsidiary, (xiv) any charitable or other capital contribution by GICI or any GICI Subsidiary or pledge therefore, (xv) entry by GICI or any GICI Subsidiary into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by the GICI or any GICI Subsidiary to do any of the things described in the preceding clauses (i) through (xv).

         4.20     Employee Benefit Plans.

         (a) Schedule 4.20(a) lists all material (i) "employee benefit plans," within the meaning of Section 3(3) of ERISA, of GICI, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of GICI, in the case of a plan described in (i) or (ii) above, that is currently maintained by GICI or with respect to which GICI has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the "GICI Plans"). GICI has heretofore delivered to the Company true and complete copies of the GICI Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

         (b) No GICI Plan is (1) a "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a "multiple employer plan" within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

         (c) Except as set forth in Schedule 4.20(c), there is no proceeding pending or, to GICI's Knowledge, threatened against the assets of any GICI Plan or, with respect to any GICI Plan, against GICI other than proceedings that would not reasonably be expected to result in a material liability, and to GICI's Knowledge there is no proceeding pending or threatened in writing against any fiduciary of any GICI Plan other than proceedings that would not reasonably be expected to result in a material liability.

         (d) Each of the GICI Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

         (e) Each of the GICI Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

         (f) Except as set forth in Schedule 4.20(f), no director, officer, or employee of GICI will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any GICI Plan solely as a result of consummation of the transactions contemplated by this Agreement.

         4.21     Employees.  GICI has no employees.

         4.22 Tax Free Reorganization. Neither GICI nor, to GICI's Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

         4.23     Intellectual Property.  GICI has no Intellectual Property.

         4.24 Validity of the GICI Common Stock. The shares of GICI Common Stock to be issued to holders of Company Common Stock pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

         4.25 Full Disclosure. The representations and warranties of GICI and Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which GICI or Merger Sub has Knowledge that has not been disclosed to the Company pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on GICI or Merger Sub, or materially adversely affect the ability of GICI or Merger Sub to consummate in a timely manner the transactions contemplated hereby.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         5.1 Conduct of Business by GICI. From the date of this Agreement to the Effective Date, unless the Company shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, GICI shall not, directly or indirectly, (a) amend its Certificate of Incorporation or Bylaws, except as set forth on Schedule 5.1, (b) split, combine or reclassify any outstanding shares of capital stock of GICI, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of GICI, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of GICI's entry into this Agreement for which consents, waivers or modifications are required to be obtained as set forth on Schedule 4.2, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and GICI's past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except pursuant to the Private Placement (as defined below in Section 6.4) or in connection with the exercise or conversion of GICI securities outstanding on the date of this Agreement, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

         5.2 Conduct of Business by the Company. From the date of this Agreement to the Effective Date, unless GICI shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, the Company shall not, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of the Company, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of the Company, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of the Company's entry into this Agreement for which consents, waivers or modifications are required to be obtained as set forth on Schedule 3.2, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except as otherwise described on Schedule 5.2 hereto or in connection with exercise or conversion of the Company securities outstanding on the date of this Agreement, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 Governmental Filings. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         6.2 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be shared equally by the parties; provided, however, that subject to the consummation of the Merger as contemplated by this Agreement, the parties agree that such costs and expenses may be accrued and paid after the Merger by the Surviving Company.

         6.3      Due Diligence; Access to Information; Confidentiality.

         (a) Between the date hereof and the effective Date, the Company and GICI shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), attorney's audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its officers and directors shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided further that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

         (b) Prior to Closing and if, for any reason, the transactions contemplated by this Agreement are not consummated, neither GICI nor the Company nor any of their officers, employees, attorneys, accountants and other representatives shall disclose to third parties or otherwise use any confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

         (i) is known to the party receiving the information at the time of disclosure, unless any individual who knows the information is under an obligation to keep that information confidential;

         (ii) becomes publicly known or available without the disclosure thereof by the party receiving the information in violation of this Agreement; or

         (iii) is received by the party receiving the information from a third party not under an obligation to keep that information confidential.

         This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws, rules and regulations or by order of any federal, state or local regulatory agency. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         6.4      Private Placement.

         (a) GICI shall use its reasonable best efforts to raise net proceeds of at least $3,000,000 through a private placement of GICI Common Stock (the "Private Placement"). GICI shall be entitled to grant registration rights to investors in the Private Placement such that, following the Merger, GICI shall file a registration statement with respect to the GICI Common Stock issued in the Private Placement, subject to the terms and conditions set forth in a registration rights agreement which shall contain such provisions as are customarily contained in registration rights agreements with respect to secondary distributions, the form of which shall be approved by the Company. GICI shall not be required to maintain the effectiveness of such registration statement beyond the period ending on the earlier of the following dates: (i) the date one year after the effective date of such registration statement; and
(ii) the date on which all GICI Common Stock issued in the Private Placement and covered by such registration statement have been sold. In connection with the Private Placement, GICI shall prepare an appropriate offering memorandum (such offering memorandum, together with any and all amendments or supplements thereto, being herein referred to as the "Offering Memorandum"), and the Company agrees to cooperate in the preparation thereof. GICI and its agent(s) shall offer shares of GICI Common Stock in the Private Placement only to accredited investors (as such term is defined in Rule 501(a) promulgated under the Securities Act) and shall conduct the Private Placement in compliance with all applicable federal and state securities laws, rules and regulations. GICI shall place the net proceeds from Private Placement in a segregated escrow account to be released into GICI's operating bank account promptly following the Effective Time.

         (b) The Company shall furnish such information concerning the Company as is necessary in order to cause the Offering Memorandum, insofar as it relates to the Company and the Company securities, to be prepared in accordance with
Section 6.4(a). The Company shall also furnish to GICI, for purposes of GICI's preparation of the Offering Memorandum in accordance with Section 6.4(a), any required information regarding the Company, its business activities, risks, contracts, commitments, any Company shareholders or Affiliates or any Company nominees to GICI's board of directors, and any other information typically found in an Offering Memorandum of this kind. Such information must be true and correct in all material respects and must not omit any material fact necessary to make that information not misleading. The Company agrees promptly to advise GICI if at any time prior to the consummation of the Private Placement any information provided by the Company in the Offering Memorandum becomes incorrect or incomplete in any material respect, and to provide GICI the information needed to correct such inaccuracy or omission.

         (c) At the time the Offering Memorandum is delivered to potential investors in the Private Placement and at all times subsequent to such delivery until the consummation of the Private Placement, the Offering Memorandum, with respect to all information set forth therein relating to GICI and its stockholders, this Agreement, the Articles of Merger, and all other transactions contemplated hereby, will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no such representations shall apply to any written information, including financial statements, of or provided by the Company for such Offering Memorandum.

         (d) GICI and the Company each agree to indemnify and hold harmless the other, and the other's partners, employees, agents, affiliates and persons deemed be in control of the other within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any losses, claims, damages and liabilities (including reasonable costs of investigation and reasonable legal fees) to which the other may become subject (under the Securities Act or otherwise) insofar as such losses, claim, damages or liabilities (or actions or proceeding in respect thereof) arise out of, or are based upon any untrue statement of a material fact contained in the Offering Memorandum if such untrue statement was made in reliance upon and in conformity with the information furnished by or on behalf of the indemnifying party specifically for use in preparation of the Offering Memorandum. For purposes of this subsection, the term "untrue statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Offering Memorandum a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Promptly after receipt by any indemnified party of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying party pursuant to this Section 6.4(c), such indemnified party shall notify the indemnifying party in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party hereunder (except to the extent that such omission materially and adversely affects the indemnifying party's ability to defend such action) or from any liability otherwise than under this Section 6.4. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified party, the indemnifying party shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election to assume the defense thereof (unless it has failed to assume the defense thereof and appoint counsel reasonably satisfactory to the indemnified party), such indemnifying party shall not be liable to such indemnified party for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the reasonable opinion of counsel to the indemnified party, for the same counsel to represent both the indemnified party and such indemnifying party or any affiliate or associate thereof, the indemnified party shall be entitled to retain its own counsel at the expense of such indemnifying party; provided, further, that no indemnifying party shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying party be liable in respect of any amounts paid in settlement of any action unless the indemnifying party shall have approved the terms of such settlement, such consent not to be unreasonably withheld. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could reasonably have been a party and indemnification could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

         (e) GICI and the Company shall each bear one-half of the expenses related to the Private Placement, including without limitation, all printing and mailing costs in connection with the preparation and distribution of the Offering Memoranda, all legal and accounting expenses of each party in connection with the Private Placement (including the preparation of the Offering Memoranda).

         6.5 The Shareholders' Meeting; Materials to Shareholders. As promptly as practicable after the date hereof, each of the Company and Merger Sub shall, in accordance with the applicable provisions of the MBCA and the Company's articles of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of their respective shareholders (the "Company Shareholder Meeting" and the "Merger Sub Shareholder Meeting") for the purpose of considering and taking action upon this Agreement and the Merger, or, obtain written consents in lieu of holding the Company Shareholder Meeting or Merger Sub Shareholder Meeting, in accordance with Section 302A.441 of the MBCA, from shareholders of the Company or Merger Sub, as applicable, that hold not less than the minimum number of votes that would be necessary to take action and authorize this Agreement and the Merger.

         6.6 Tax Treatment. None of GICI, Merger Sub or the Company, or the Surviving Company after the Effective Date, shall knowingly take any action which could reasonably be expected to disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

         6.7 Press Releases. The Company and GICI shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         6.8 Securities Reports. GICI agrees to provide to the Company copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two (2) days after the date such reports or other documents are filed with the SEC.

         6.9 Merger Consideration. Each of the Company and GICI shall take all necessary action on its part such that the issuance of the Merger Consideration to the Company Shareholders constitutes a valid "private placement" under the Securities Act. Without limiting the generality of the foregoing, the Company shall (1) provide each Company Shareholder with a shareholder qualification questionnaire in the form reasonably acceptable to both GICI and the Company (a "Shareholder Questionnaire") and (2) use its best efforts to cause each Company Shareholder to attest that that shareholder either (A) is an "accredited investor" as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both GICI and the Company to act as the shareholder's purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

         6.10     No Solicitation.

         (a) Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither GICI nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided that GICI may engage in such discussion in response to an unsolicited proposal from an unrelated and non Affiliated party if the Board of Directors of GICI determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of the Board of Directors of GICI. GICI will promptly advise the Company if it receives a proposal or inquiry with respect to the matters described above.

         (b) Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither the Company nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided that the Company may engage in such discussion in response to any unsolicited proposal from an unrelated and non Affiliated party if the Board of Directors of the Company determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of the Board of Directors of the Company. The Company will promptly advise GICI if it receives a proposal or inquiry with respect to the matters described above.

         6.11 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

         6.12 Tax Opinion. The Company and GICI shall make such representations, warranties and covenants as are reasonably requested by Maslon Edelman Borman & Brand, LLP in order for it to render the tax opinion contemplated by Section 7.1(b).

         6.13 Resignations and Election of Directors. Before the Effective Time, GICI shall deliver the voluntary resignations of each officer of GICI and each director of GICI not continuing to serve in that capacity following the Effective Time. Such resignations shall be effective upon the Effective Time. Immediately after the Effective Time, the remaining director(s) of GICI shall appoint the persons identified in Section 2.7 to serve as directors of GICI following the Effective Time.

         6.14 Rule 144 Reporting and Rule 144. With a view to making it possible for holders of shares of GICI Common Stock received in the Merger to sell those shares under Rule 144 promulgated under the Securities Act ("Rule 144"), GICI shall use commercially reasonable efforts to (1) make and keep available current public information, as defined in Rule 144, (2) timely file with the SEC all reports and other documents required to be filed by GICI under the Securities Act and the Exchange Act, and (3) comply with all rules and regulations of the SEC applicable in connection with the use of Rule 144 and take such other actions and furnish each holder of shares of GICI Common Stock received in the Merger with such other information as that holder reasonably requests in order to avail itself of Rule 144.

         6.15 Registration Rights. If, following the Merger, GICI proposes to file a registration statement with respect to the GICI Common Stock under the Securities Act of 1933, as amended, in a primary or a secondary registration (including any registration required by the terms of the registration rights agreement referred to in Section 6.4), the holders of (a) the shares of GICI Common Stock to be issued upon conversion and exchange of the Company Common Stock pursuant to the Merger as set forth in Section 2.2(a), and (b) the shares of GICI Common Stock issuable upon exercise or conversion of the GICI Convertible Securities issued in exchange for Company Convertible Securities, as set forth in Section 2.2(b), shall be entitled to have such shares included in such registration statement, provided, however, that prior to the inclusion of such shares in the registration statement, directors and officers of the Company (other than Richard Thon, the Company's Chief Financial Officer) as of the Effective Time shall first agree to lock-up their shares for a period of ninety
(90) days following the effective date of the registration statement.

         6.16 Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

                                   ARTICLE VII

                                   CONDITIONS

         7.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

         (a) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

         (b) Federal Tax Opinion. The Company shall have received from Maslon Edelman Borman & Brand, LLP a tax opinion dated as of the Closing Date to the effect that, for federal income tax purposes:

         (i) The Merger will qualify as a reorganization under Section 368(a) of the Code. Each of GICI, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

         (ii) Except with respect to cash received for Dissenting Shares, no gain or loss will be recognized by shareholders of the Company upon the receipt of the Merger Consideration.

         (c) Board and Shareholder Approvals. This Agreement and all of the transactions contemplated hereby shall have been duly authorized by the Boards of Directors of the Company and GICI. The Merger and this Agreement shall have been approved by the Requisite Company Shareholder Vote and the Requisite Merger Sub Shareholder Vote.

         (d) Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by GICI or Merger Sub of all or a material portion of the business or assets of the Company, or to compel GICI or Merger Sub or any of their respective subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of GICI or any GICI Subsidiary or of the Company, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

         (e) Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(d).

         (f) Market Condition. There shall not have occurred any general suspension of trading on the New York Stock Exchange, the Nasdaq Stock Markets, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets generally that would make completion of the Merger impossible.

         (g) Federal and State Securities Compliance. There shall be available exemptions from the registration requirements of the Securities Act and all applicable blue sky laws for the offer and issuance of the GICI Common Stock pursuant to the Merger.

         7.2 Additional Conditions to Obligation of GICI and Merger Sub. The obligation of GICI and Merger Sub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

         (a) Continued Operation of Business. Since the date of this Agreement, the Company shall have continued to conduct its operations in accordance with the provisions of Section 5.2 of this Agreement.

         (b) Representations and Compliance. The representations of the Company contained in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

         (c) Consents and Approvals. The Company shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 3.2, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company.

         (d) Merger Certificate. The Company shall have executed a copy of the Articles of Merger.

         (e) Stockholder Questionnaire. Each of the Company Shareholders shall have executed and delivered to GICI a completed Shareholder Questionnaire that is accurate in all material respects.

         (f) Company Financial Statements; Auditor Consents. The Company shall have delivered to GICI (i) audited financial statements of the Company dated as of December 31, 2003 and 2002, and the related statements of operations, statements of shareholders' deficit and cash flows for the years ended (and related auditor consents for inclusion of such financial statements in documents required by this Agreement to be filed with the SEC) and for the period from August 17, 1999 (inception) to December 31, 2003.

         (g) Officers' Certificate. The Company shall have furnished to GICI a certificate of the Chief Executive Officer and the Chief Financial of the Company, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been fulfilled.

         (h) Secretary's Certificate. The Company shall have furnished to GICI
(i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to GICI that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Effective Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of the Company executing this Agreement, the Articles of Merger or any other agreement, certificate or other instrument executed pursuant hereto by the Company, (iv) a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of Minnesota, and a certificate from the Secretary of State of Minnesota evidencing the good standing of the Company in such jurisdiction.

         (i) Profile License Agreement. The alleged default under the Company's license agreement dated January 14, 2002, with Profile L.L.C., shall have been waived or revoked.

         7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

         (a) Continued Operation of Business. Since the date of this Agreement, GICI and all GICI Subsidiaries shall have continued to conduct their operations in accordance with the provisions of Section 5.1 of this Agreement.

         (b) Representations And Compliance. The representations of GICI and Merger Sub contained in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). GICI and Merger Sub, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

         (c) Consents and Approvals. GICI and Merger Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 4.2, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of GICI's or Merger Sub's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting GICI or any GICI Subsidiary or any license, franchise or permit of or affecting GICI or any GICI Subsidiary.

         (d) Company Available Capital. GICI shall have at least $3,000,000 in cash (inclusive of the net proceeds from the Private Placement) available to the Surviving Company, net of any liabilities of GICI or any GICI Subsidiary (including Merger Sub), with such amount being held in escrow in accordance with
Section 6.4 or otherwise; and neither GICI nor any GICI Subsidiary (including Merger Sub) shall have any obligations or liabilities other than those obligations or liabilities required by law or specifically contemplated by this Agreement, including without limitation obligations to pay fees, commissions and expenses related to the Private Placement or this Merger not to exceed $225,000.

         (e) Continued Listing. The GICI Common Stock shall remain eligible for quotation on The National Association of Securities Dealers' OTC Bulletin Board Service and there shall not have occurred any suspension of trading in the GICI Common Stock.

         (f) Officers' Certificate. GICI shall have furnished to the Company a certificate of the Chief Executive Officer and the Chief Financial Officer of GICI, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Sections 7.3(a), 7.3(b), 7.3(c), 7.3(d) and 7.3(e) have been fulfilled.

         (g) Secretary's Certificate. GICI shall have furnished to the Company
(i) copies of the text of the resolutions by which the corporate action on the part of GICI necessary to approve this Agreement and the Certificate of Merger, the election of the directors of GICI to serve following the Effective Time and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporation secretary of GICI dated as of the Effective Date certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Effective Date executed on behalf of GICI by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of GICI executing this Agreement, the Articles of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the Certificate of Incorporation of GICI, certified by the Secretary of State of Nevada, and certificates from the Secretary of State of Nevada evidencing the good standing of GICI in such jurisdiction.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated prior to the Effective Date:

         (a) by mutual consent of the Company and GICI, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

         (b) by GICI, if the Company shall have breached any of its representations, or failed to perform any of its covenants, in either case as contained in this Agreement, which breach or failure to perform (i) causes the condition set forth in Section 7.2(b) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 20 business days after the giving of written notice of such breach or failure to perform; provided, however, that GICI may only terminate this Agreement pursuant this Section 8.1(b) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on GICI and the Surviving Company taken as a whole;

         (c) by the Company, if GICI or Merger Sub shall have breached any of their representations, or failed to perform any of their covenants, in either case as contained in this Agreement, which breach or failure to perform (i) causes the condition set forth in Section 7.3(b) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 20 business days after the giving of written notice of such breach or failure to perform; provided, however, that the Company may only terminate this Agreement pursuant this
Section 8.1(c) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on and the Surviving Company taken as a whole;

         (d) by the Company, if, following a vote by the shareholders of the Company at the Company Shareholder Meeting or the solicitation of written stockholder consents in lieu of the Company Shareholder Meeting, the Merger and this Agreement are not duly approved by the such shareholders; or

         (e) by either the Company or GICI if the Effective Date is not on or before April 15, 2004, or such later date as the Company and GICI may mutually agree (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement).

         Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

         If to the Company: ProUroCare Inc.One Carlson Parkway, Suite 124, Plymouth, MN 55447, Facsimile: (952) 476-9340, Attn: Maurice Taylor, II

         With copies to: Maslon Edelman Borman & Brand, LLP, 90 South Seventh Street, Suite 3300, Minneapolis, MN 55402, Facsimile: (612) 642-8369, Attn:
Joseph Alexander

         If to GICIor Merger Sub: Global Internet Communications, Inc., 2035-1050 Burrard Street, Vancouver, British Columbia

         All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received, if delivered by registered or certified mail (postage prepaid and return receipt requested), when receipt acknowledged; if faxed or telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next day delivery after being timely delivered to a recognized overnight delivery service.

         9.2 No Survival. The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 8.1, except that the obligations contained in Article II and any other obligation contained in this Agreement requiring performance or compliance after the Effective Time will survive the Effective Time indefinitely.

         9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

         9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

         9.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

         9.6 Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

         9.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

         9.8 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         9.9 Third Party Beneficiaries. Except as provided in the next following sentence, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

         9.10 Governing Law. This Agreement is governed by the internal laws of the State of Nevada, except to the extent the mandatory law of the State of Minnesota applies.

         9.11 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of Minnesota, County of Hennepin, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

         PROUROCARE INC.

         By:      /s/ Michael P. Grossman
                  --------------------------------------
         Name:    Michael P. Grossman
                  --------------------------------------
         Title:   President and Chief Executive Officer

         GLOBAL INTERNET COMMUNICATIONS, INC.

         By:      /s/ R.J. Demman
                  --------------------------------------
         Name:    R.J. Demman
                  --------------------------------------
         Title:   President and Chief Executive Officer

         GIC ACQUISITION CORP.

         By:      /s/ R.J. Demman
                  --------------------------------------
         Name:    R.J. Demman
                  --------------------------------------
         Title:   President and Chief Executive Officer